EXHIBIT 10.2

May 5, 2009

Domenico Lepore
180 Montegue Street
Brooklyn, NY 11201

Re:           Amendment to Employment Agreement

Dear Domenico,

The Board of Directors of Barzel Industries Inc. (the “Corporation”) has determined that it is in the best interests of the Corporation to temporarily decrease salaries of our executives and other employees of the Corporation.  Your employment agreement with the Corporation contemplates that your salary will be at least $550,000.  The Corporation would like to amend your employment agreement to provide for a temporary reduction of your salary to $385,000 effective as of May 11, 2009.  Such reduction shall remain in effect until the Corporation elects to terminate this temporary reduction or you give notice to the Corporation that such reduction is no longer acceptable.  Upon the occurrence of either such event, your salary shall return to the amount in effect before the reduction.  Notwithstanding the foregoing, for all other purposes of the employment agreement (including Section 5) and all benefit plan purposes, the term “Salary” shall mean the amount of annual salary in effect before the reduction.

By signing this letter below, you consent to the amendment of your employment agreement as provided herein.  We look forward to your continued contributions to the Corporation.

Respectfully Yours,
BARZEL INDUSTRIES INC.
By:	/s/ Oded Cohen
Name: Oded Cohen
Title: Compensation Committee Chairman

Acknowledged and Agreed to by:

/s/ Domenico Lepore
DOMENICO LEPORE